Hartland Paterson

General Counsel,

Chief Compliance Officer

and Secretary

Tel: (514) 734-5779

Fax (514) 340-5530

hartland.paterson@cae.com

August 12, 2015

To:                       Alberta Securities Commission

              British Columbia Securities Commission

                             Manitoba Securities Commission

              Office of the Administrator, New Brunswick

              Securities Commission of Newfoundland and Labrador

              Ontario Securities Commission

              Nova Scotia Securities Commission

              Registrar of Securities, Prince Edward Island

              Autorité des marches financiers

              Saskatchewan Securities Commission

Re:                       CAE Inc.

Reporting of Voting Results pursuant to section 11.3 of National Instrument

51-102 – Continuous Disclosure Obligations (“NI 51-102”)

Following the annual meeting of shareholders of CAE Inc. on August 12, 2015 (the “Meeting”), and in accordance with section 11.3 of NI 51-102, we hereby advise you of the following voting results obtained at the Meeting:

Item Voted Upon                                                          Voting Results

1.	Election of Directors	• The nominees proposed by management were elected by a majority of shareholders on a ballot. Proxies were received on this matter as indicated in Schedule “A” attached hereto.
2.	Appointment of PricewaterhouseCoopers LLP as the Corporation’s auditors

•       PricewaterhouseCoopers LLP were appointed as the Corporation’s auditors by a majority of shareholders on a show of hands. 97.31% of the proxies received on this matter were voted FOR the appointment and 2.69% of the votes were WITHHELD.

3.	Advisory (non-binding) resolution on executive compensation	• The Resolution was approved by a majority of shareholders on a ballot. 92.87% voted FOR the resolution and 7.13% of the votes were AGAINST.
4.	Approval of By-Laws Amendments	• The Resolution was approved by a majority of shareholders on a show of hands. 99.88% of the proxies received on this matter were voted FOR the resolution and 0.12% of the votes were AGAINST.
5.	Renewal of the Shareholders’ Rights Plan	• The Resolution was approved by a majority of shareholders on a ballot. 89.33% voted FOR the resolution and 10.67% of the votes were AGAINST.

Sincerely,

/s/ Hartland Paterson

Hartland Paterson

General Counsel, Chief Compliance

Officer and Secretary

cc:  U.S. Securities and Exchange Commission

CAE Inc., 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6

SCHEDULE “A”

ELECTION OF DIRECTORS

Name of Nominee	Percentage of Votes For	Percentage of Votes Withheld
Marc Parent	99.40%	0.60%
Brian E. Barents	98.49%	1.51%
Margaret S. Billson	99.59%	0.41%
Michael M. Fortier	99.40%	0.60%
Paul Gagné	98.47%	1.53%
James F. Hankinson	97.93%	2.07%
Alan N. MacGibbon	99.48%	0.52%
John P. Manley	96.84%	3.16%
Peter J. Schoomaker	98.74%	1.26%
Andrew J. Stevens	98.75%	1.25%
Katharine B. Stevenson	97.42%	2.58%